NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
THIRD-QUARTER AND NINE-MONTH 2014 RESULTS

HIGHLIGHTS

•
Net income attributable to common stock for third-quarter 2014 totaled $0.6 million, $0.07 per share, compared with a net loss attributable to common stock of less than $0.1 million, less than $0.01 per share, for third-quarter 2013. Net income attributable to common stock for the first nine months of 2014 totaled $1.9 million, $0.24 per share, compared with $1.7 million, $0.22 per share, for the first nine months of 2013.

•
As of September 30, 2014, sales of 155 of the 159 condominium units at the W Austin Residences had closed for $182.2 million (an average of $1.2 million per unit), including two units for $3.5 million in third-quarter 2014, compared with 3 units for $4.4 million in third-quarter 2013. As of November 3, 2014, two of the four remaining condominium units were under contract.

•
Lot sales totaled seven lots for $2.9 million in third-quarter 2014 and 25 lots for $10.6 million for the first nine months of 2014, compared with 20 lots for $6.2 million in third-quarter 2013 and 42 lots for $12.9 million for the first nine months of 2013. In October 2014, Stratus sold three lots for $1.3 million and as of November 3, 2014, had four lots under contract.

•
Revenue per available room at the W Austin Hotel was $264 during third-quarter 2014 and $286 for the first nine months of 2014, compared with $226 during third-quarter 2013 and $251 for the first nine months of 2013.

•
Austin City Limits Live at the Moody Theater (ACL Live) hosted 46 events during third-quarter 2014 and 142 events during the first nine months of 2014, compared with 39 events during third-quarter 2013 and 135 events during the first nine months of 2013.

•
Construction of the 8,043-square-foot building at Parkside Village was completed in third-quarter 2014 and as of September 30, 2014, occupancy of the completed 85,684 square feet was 95 percent. The remaining 4,500-square-foot building under development is fully pre-leased and is expected to be completed in fourth-quarter 2014.

•
Expenditures for purchases and development of real estate properties totaled $47.6 million for the first nine months of 2014, compared with $14.1 million for the first nine months of 2013, as Stratus continues to aggressively execute its development plans for future growth, primarily for its Lakeway and Barton Creek properties and land purchased in Magnolia, Texas.

•
Stratus' consolidated debt was $187.8 million and consolidated cash was $26.7 million at September 30, 2014, compared with consolidated debt of $151.3 million and consolidated cash of $21.3 million at December 31, 2013.

SUMMARY FINANCIAL RESULTS

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2014		2013		2014		2013
	(In Thousands, Except Per Share Amounts)
Revenues	$21,630		$23,823		$67,450		$99,807
Operating income	2,086	[a]	2,514		8,276	[a,b]	10,588	[b]
Net income (loss)	778	[a]	(997)	[c,d]	4,934	[a,b]	3,801	[b,c,d]
Net income (loss) attributable to Stratus common stock	597	[a]	(40)	[c,d]	1,913	[a,b]	1,745	[b,c,d]

Diluted net income (loss) per share attributable to Stratus common stock	$0.07	[a]	$—	[c,d]	$0.24	[a,b]	$0.22	[b,c,d]

Diluted weighted-average shares of common stock outstanding	8,067		8,057		8,078		8,118

a.
Includes a gain of $1.5 million, $0.19 per share, associated with a litigation settlement. Also includes lease termination charges of $0.3 million, $0.04 per share, recorded by the commercial leasing segment.

b.	Includes income of $0.6 million, $0.07 per share, for the first nine months of 2014 and $1.8 million, $0.22 per share, for the first nine months of 2013 related to insurance settlements.

c.	Includes a loss on early extinguishment of debt of $1.4 million, $0.17 per share, associated with the prepayment of the Beal Bank loan related to the W Austin Hotel & Residences project.

d.
Includes income of $1.3 million, $0.16 per share, for third-quarter 2013 and $1.0 million, $0.12 per share, for the first nine months of 2013, related to the recovery of building repair costs associated with damage caused by the June 2011 balcony glass breakage incidents at the W Austin Hotel & Residences project.

AUSTIN, TX, November 13, 2014 - Stratus Properties Inc. (NASDAQ: STRS) reported net income attributable to common stock of $0.6 million, $0.07 per share, for third-quarter 2014, compared with a net loss of less than $0.1 million, less than $0.01 per share, for third-quarter 2013. Results for third-quarter 2014 included income of $1.5 million related to a litigation settlement and results for third-quarter 2013 included a loss on early extinguishment of debt of $1.4 million, partly offset by a $1.3 million recovery of building repair costs associated with damage caused by the June 2011 balcony glass breakage incidents at the W Austin Hotel & Residences. Net income attributable to common stock for the first nine months of 2014 totaled $1.9 million, $0.24 per share, compared with $1.7 million, $0.22 per share, for the first nine months of 2013. Results for the first nine months of 2014 included income of $2.1 million related to litigation and insurance settlements, and results for the first nine months of 2013 included gains of $4.3 million associated with the sale of a 16-acre tract of land at Lantana, an insurance settlement and the recovery of building repair costs, partly offset by a loss on early extinguishment of debt of $1.4 million.

William H. Armstrong III, Chairman of the Board, Chief Executive Officer and President of Stratus, stated, “Stratus generated positive current operating and financial results and aggressively advanced its commercial and residential development projects for future growth during the third quarter. Third quarter operating performance at both the W Austin Hotel and ACL Live surpassed our plans and our financial results benefited from lower interest rates from previous debt refinancing efforts. During the quarter Stratus closed key financing arrangements for the two HEB-anchored mixed-use projects in Lakeway and Magnolia, Texas. The Company also commenced sales efforts in its final 57-lot residential section in Meridian within the Circle C community. Additionally, we expect to complete our last 64-lot section of Amarra Drive within Barton Creek by year-end. Both projects should be well received given the strength of the Austin residential market. The Company also continues to actively pursue other development projects that we believe will provide significant growth opportunities.”

W Austin Hotel & Residences. Delivery of condominium units commenced in January 2011. As of September 30, 2014, sales of 155 of the 159 condominium units had closed for $182.2 million.

Revenue per available room at the W Austin Hotel was $264 during third-quarter 2014 and $286 for the first nine months of 2014, compared with $226 during third-quarter 2013 and $251 for the first nine months of 2013. The 251-room hotel, which Stratus believes sets the standard for contemporary luxury in downtown Austin, is managed by Starwood Hotels & Resorts Worldwide, Inc.

Austin City Limits Live at the Moody Theater (ACL Live) hosted 46 events during third-quarter 2014 and 142 events during the first nine months of 2014, compared with 39 events during third-quarter 2013 and 135 events during the first nine months of 2013. ACL Live currently has events booked through March 2016.

The project has 39,328 square feet of leasable office space, including 9,000 square feet occupied by Stratus' corporate office, and 18,362 square feet of leasable retail space. As of September 30, 2014, occupancy for the office space was 91 percent and occupancy for the retail space was 84 percent.

Parkside Village. Parkside Village, a 90,184-square-foot retail project in the Circle C Community in southwest Austin, consists of a 33,650-square-foot full-service movie theater and restaurant, a 13,890-square-foot medical clinic and five other retail buildings, including a 14,926-square-foot building, a 10,175-square-foot building, an 8,043-square-foot building, a 4,500-square-foot building and a stand-alone 5,000-square-foot building. As of September 30, 2014, occupancy of the completed 85,684 square feet was 95 percent. The remaining building under development, the 4,500-square-foot building, is fully pre-leased and is expected to be completed in fourth-quarter 2014.

Financial Results. Stratus is continuing its development activities and is focused on maximizing long-term property values. Stratus' developed property sales for the third quarter and first nine months of 2014 and 2013 included the following (dollars in thousands):

	Three Months Ended September 30,
	2014			2013
	Units/Lots	Revenues	Average Cost per Unit/Lot	Units/Lots	Revenues	Average Cost Per Unit/Lot
W Austin Hotel & Residences Project
Condominium Units	2	$3,455	$1,567	3	$4,360	$1,252

Barton Creek
Calera:
Verano Drive	—	—	—	18	5,603	154
Calera Drive	—	—	—	1	236	148
Amarra Drive:
Phase I Lots	—	—	—	1	350	298
Phase II Lots	3	1,743	212	—	—	—

Circle C
Meridian	4	1,180	166	—	—	—
Total Residential	9	$6,378		23	$10,549

	Nine Months Ended September 30,
	2014			2013
	Units/Lots	Revenues	Average Cost per Unit/Lot	Units/Lots	Revenues	Average Cost per Unit/Lot
W Austin Hotel & Residences Project
Condominium Units	5	$7,875	$1,365	29	$42,122	$1,231

Barton Creek
Calera:
Verano Drive	9	3,524	181	33	10,138	164
Calera Drive	—	—	—	5	1,135	141
Amarra Drive:
Phase I Lots	—	—	—	2	650	279
Phase II Lots	12	5,925	192	1	600	264
Mirador Estate	—	—	—	1	405	264

Circle C
Meridian	4	1,180	166	—	—	—
Total Residential	30	$18,504		71	$55,050

The decrease in developed unit/lot sales and revenues in the 2014 periods primarily resulted from decreases in condominium unit sales at the W Austin Residences and lot sales at Verano Drive as inventories of both have declined, partly offset by increased lot sales at Amarra Drive Phase II and Meridian.

As of November 3, 2014, two of the four remaining condominium units were under contract. In October 2014, Stratus sold two Amarra Phase II lots for $1.0 million and one Meridian lot for $0.3 million. As of November 3, 2014, Stratus had two Amarra Phase II lots and two Meridian lots under contract.

Revenue from the Hotel segment totaled $9.8 million for third-quarter 2014 and $31.4 million for the first nine months of 2014, compared with $8.4 million for third-quarter 2013 and $28.4 million for the first nine months of 2013. Hotel revenues reflect revenues attributable to the W Austin Hotel and primarily include revenues from room reservations and food and beverage sales. The increase in hotel revenues in the 2014 periods primarily reflects higher average room rates and food and beverage sales.

Revenue from the Entertainment segment totaled $3.7 million for third-quarter 2014 and $12.7 million for the first nine months of 2014, compared with $3.3 million for third-quarter 2013 and $10.0 million for the first nine months of 2013. Entertainment revenues primarily reflect the results of operations for ACL Live, including ticket sales; revenue from private events; sponsorships, personal seat license sales and suite sales; and sales of concessions and merchandise. The Entertainment segment also includes revenues and costs associated with events hosted at venues other than ACL Live, and the results of the Stageside Productions joint venture formed in October 2012. Revenues from the Entertainment segment will vary from period to period as a result of factors such as the price of tickets and number of tickets sold, as well as the number and type of events.

Rental revenue from the Commercial Leasing segment totaled $1.8 million for third-quarter 2014 and $5.3 million for the first nine months of 2014, compared with $1.5 million for third-quarter 2013 and $4.3 million for the first nine months of 2013. The increase in rental revenue in the 2014 periods primarily reflects increased leasing activity and occupancy of the W Austin Hotel & Residences.

Stratus is a diversified real estate company engaged in the acquisition, development, management, operation and/or sale of commercial, hotel, entertainment, and multi- and single-family residential real estate properties located in Texas, primarily in the Austin and central-Texas areas.
____________________________

CAUTIONARY STATEMENT. This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical facts, such as projections or expectations related to operational and financial performance, development plans and real estate sales, commercial leasing activities, timeframes for development, construction and completion of our projects, capital expenditures, liquidity and capital resources, results of our business strategy, and other plans and objectives of management for future operations and activities. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical facts are intended to identify those assertions as forward-looking statements.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Stratus' actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to service its debt and the availability of financing, a decrease in the demand for real estate in the Austin, Texas market, changes in economic and business conditions, reduction in discretionary spending by consumers and corporations, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, business opportunities that may be presented to and/or pursued by Stratus, the failure of third parties to satisfy debt service obligations, the failure to complete agreements with strategic partners and/or appropriately manage relationships with strategic partners, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, the failure to attract customers for its developments or such customers’ failure to satisfy their purchase commitments, increases in interest rates, declines in the market value of its assets, increases in operating costs, including real estate taxes and the cost of construction materials, changes in external perception of the W Austin Hotel, changes in consumer preferences, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups with respect to development projects, weather-related risks and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2013.

Investors are cautioned that many of the assumptions on which Stratus' forward-looking statements are based are subject to change after its forward-looking statements are made. Further, Stratus may make changes to its business plans that could or will affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements, except as required by law.

A copy of this release is available on Stratus' website, www.stratusproperties.com.
# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Real estate operations	$6,562	$10,810	$18,817	$57,715
Hotel	9,714	8,312	31,086	28,207
Entertainment	3,659	3,310	12,659	9,942
Commercial leasing	1,695	1,391	4,888	3,943
Total revenues	21,630	23,823	67,450	99,807
Cost of sales:
Real estate operations	5,478	6,942	13,978	46,727
Hotel	7,542	6,893	22,815	21,705
Entertainment	3,003	3,000	9,539	8,435
Commercial leasing	1,045	644	2,449	1,991
Depreciation	2,241	2,252	6,713	6,790
Total cost of sales	19,309	19,731	55,494	85,648
Litigation and insurance settlements	(1,506)	—	(2,082)	(1,785)
General and administrative expenses	1,741	1,578	5,762	5,356
Total costs and expenses	19,544	21,309	59,174	89,219
Operating income	2,086	2,514	8,276	10,588
Interest expense, net	(974)	(1,833)	(2,797)	(6,140)
Gain (loss) on interest rate cap agreement	15	—	(236)	—
Loss on early extinguishment of debt	(19)	(1,379)	(19)	(1,379)
Other income, net	3	7	25	1,352	[a]
Income (loss) before income taxes and equity in unconsolidated affiliates' (loss) income	1,111	(691)	5,249	4,421
Equity in unconsolidated affiliates' (loss) income	(190)	(114)	248	(3)
Provision for income taxes	(143)	(192)	(563)	(617)
Net income (loss)	778	(997)	4,934	3,801
Net (income) loss attributable to noncontrolling interests in subsidiaries	(181)	957	(3,021)	(2,056)
Net income (loss) attributable to Stratus common stock	$597	$(40)	$1,913	$1,745

Basic and diluted net income (loss) per share attributable to Stratus common stock	$0.07	$—	$0.24	$0.22

Weighted-average shares of common stock outstanding:
Basic	8,032	8,057	8,037	8,087
Diluted	8,067	8,057	8,078	8,118

a.	Includes $0.7 million of interest collected in connection with a municipal utility district reimbursement and $0.5 million for a gain on recovery of land previously sold.

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	September 30, 2014		December 31, 2013
ASSETS
Cash and cash equivalents	$26,676	[a]	$21,307
Restricted cash	6,264		5,077
Real estate held for sale	16,407		18,133
Real estate under development	116,113		76,891
Land available for development	21,659		21,404
Real estate held for investment, net	177,913		182,530
Investment in unconsolidated affiliates	3,307		4,427
Other assets	19,599		17,174
Total assets	$387,938		$346,943

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$7,866		$5,143
Accrued liabilities	8,388		9,360
Debt	187,782		151,332
Other liabilities and deferred gain	14,678		11,792
Total liabilities	218,714		177,627

Commitments and contingencies

Equity:
Stratus stockholders' equity:
Common stock	91		91
Capital in excess of par value of common stock	204,137		203,724
Accumulated deficit	(58,811)		(60,724)
Accumulated other comprehensive loss	(258)		(22)
Common stock held in treasury	(20,275)		(19,448)
Total Stratus stockholders' equity	124,884		123,621
Noncontrolling interests in subsidiaries[b]	44,340		45,695
Total equity	169,224		169,316
Total liabilities and equity	$387,938		$346,943

a.	Includes $5.0 million available to Stratus, $0.5 million available to the Parkside Village project and $21.2 million available to the W Austin Hotel & Residences project.

b.	Primarily relates to Canyon-Johnson's interest in the W Austin Hotel & Residences project.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Nine Months Ended
	September 30,
	2014	2013
Cash flow from operating activities:
Net income	$4,934	$3,801
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	6,713	6,790
Cost of real estate sold	9,772	37,341
Loss on early extinguishment of debt	19	1,379
Stock-based compensation	348	245
Equity in unconsolidated affiliates' (income) loss	(248)	3
Deposits	597	1,306
Purchases and development of real estate properties	(47,611)	(14,054)
Recovery of land previously sold	—	(485)
Municipal utility district reimbursement	—	208
(Increase) decrease in other assets	(2,939)	7,991
Increase in accounts payable, accrued liabilities and other	3,334	2,340
Net cash (used in) provided by operating activities	(25,081)	46,865

Cash flow from investing activities:
Capital expenditures	(2,263)	(991)
Return of investment in (investment in) unconsolidated affiliates	1,368	(1,100)
Net cash used in investing activities	(895)	(2,091)

Cash flow from financing activities:
Borrowings from credit facility	28,500	18,000
Payments on credit facility	(9,782)	(32,924)
Borrowings from project loans	29,812	101,577
Payments on project and term loans	(12,079)	(68,511)
Noncontrolling interests distributions	(4,275)	(28,026)
Repurchase of treasury stock	(637)	(820)
Net payments for stock-based awards	(125)	(10)
Financing costs	(69)	(1,406)
Net cash provided by (used in) financing activities	31,345	(12,120)
Net increase in cash and cash equivalents	5,369	32,654
Cash and cash equivalents at beginning of year	21,307	12,784
Cash and cash equivalents at end of period	$26,676	$45,438

III

BUSINESS SEGMENTS
Stratus currently has four operating segments: Real Estate Operations, Hotel, Entertainment and Commercial Leasing.

The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed, under development and available for development), which consist of its properties in Austin, Texas (the Barton Creek community, the Circle C Community, Lantana and the condominium units at the W Austin Hotel & Residences project) and in Lakeway, Texas (The Oaks at Lakeway).

The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences project.

The Entertainment segment includes ACL Live, a live music and entertainment venue and production studio at the W Austin Hotel & Residences project. In addition to hosting concerts and private events, this venue is the home of Austin City Limits, a television program showcasing popular music legends. The Entertainment segment also includes revenues and costs associated with events hosted at other venues, and the results of the Stageside Productions joint venture formed in October 2012.

The Commercial Leasing segment includes the office and retail space at the W Austin Hotel & Residences project, a retail building and a bank building in Barton Creek Village, and 5700 Slaughter and the Parkside Village project in the Circle C community.

Segment data presented below was prepared on the same basis as Stratus' consolidated financial statements (in thousands).

	Real Estate Operations[a]	Hotel	Entertainment	Commercial Leasing	Eliminations and Other[b]	Total
Three Months Ended September 30, 2014:
Revenues:
Unaffiliated customers	$6,562	$9,714	$3,659	$1,695	$—	$21,630
Intersegment	24	85	12	131	(252)	—
Cost of sales, excluding depreciation	5,494	7,548	3,066	1,069	(109)	17,068
Depreciation	53	1,460	313	452	(37)	2,241
Litigation settlement	(1,506)	—	—	—	—	(1,506)
General and administrative expenses	1,344	83	31	412	(129)	1,741
Operating income (loss)	$1,201	$708	$261	$(107)	$23	$2,086
Capital expenditures[c]	$22,794	$57	$23	$1,230	$—	$24,104
Total assets at September 30, 2014	179,741	112,747	51,418	49,630	(5,598)	387,938

Three Months Ended September 30, 2013:
Revenues:
Unaffiliated customers	$10,810	$8,312	$3,310	$1,391	$—	$23,823
Intersegment	9	59	37	121	(226)	—
Cost of sales, excluding depreciation	6,954	6,893	3,035	666	(69)	17,479
Depreciation	58	1,501	309	421	(37)	2,252
General and administrative expenses	1,362	68	27	273	(152)	1,578
Operating income (loss)	$2,445	$(91)	$(24)	$152	$32	$2,514
Capital expenditures[c]	$5,326	$12	$180	$167	$—	$5,685
Total assets at September 30, 2013	170,243	116,959	48,217	46,913	(5,924)	376,408

IV

	Real Estate Operations[a]	Hotel	Entertainment	Commercial Leasing	Eliminations and Other[b]	Total
Nine Months Ended September 30, 2014:
Revenues:
Unaffiliated customers	$18,817	$31,086	$12,659	$4,888	$—	$67,450
Intersegment	71	314	30	386	(801)	—
Cost of sales, excluding depreciation	14,060	22,822	9,733	2,521	(355)	48,781
Depreciation	166	4,390	943	1,325	(111)	6,713
Litigation and insurance settlements	(2,082)	—	—	—	—	(2,082)
General and administrative expenses	4,437	298	110	1,358	(441)	5,762
Operating income	$2,307	$3,890	$1,903	$70	$106	$8,276
Capital expenditures[c]	$47,611	$133	$55	$2,075	$—	$49,874

Nine Months Ended September 30, 2013:
Revenues:
Unaffiliated customers	$57,715	$28,207	$9,942	$3,943	$—	$99,807
Intersegment	49	191	60	402	(702)	—
Cost of sales, excluding depreciation	46,795	21,705	8,524	2,053	(219)	78,858
Depreciation	181	4,536	926	1,258	(111)	6,790
Insurance settlement	(1,785)	—	—	—	—	(1,785)
General and administrative expenses	4,526	258	101	900	(429)	5,356
Operating income	$8,047	$1,899	$451	$134	$57	$10,588
Capital expenditures[c]	$14,054	$15	$299	$677	$—	$15,045

a.	Includes sales commissions and other revenues together with related expenses.

b.	Includes eliminations of intersegment amounts, including the deferred development fee income between Stratus and the joint venture with Canyon-Johnson.

c.	Also includes purchases and development of residential real estate held for sale.

V